Exhibit A

(Effective as of December 23, 2024)

Name of Fund	Expense Cap	Effective Date of Expense Cap Term	Conclusion of Expense Cap Term
Roundhill Daily 2X Long Magnificent Seven ETF	0.95%	February 28, 2024	February 28, 2027
Roundhill Daily 2X Long China Dragons ETF	0.99%	December 23, 2024	January 31, 2026